Exhibit 5.1

[Letterhead of Wachtell, Lipton, Rosen & Katz]

March 2, 2012

TO:	Leap Wireless International, Inc.
5887 Copley Drive
San Diego, California 92111

Ladies and Gentleman:

We have acted as special counsel to Leap Wireless International, Inc., a Delaware corporation (the “Company”), in connection with the registration of the offer and resale from time to time of up to 23,533,869 shares of common stock, $0.0001 par value per share (the “Shares”), by MHR Capital Partners Master Account LP, MHR Capital Partners (100) LP, MHR Institutional Partners II LP, MHR Institutional Partners IIA LP and MHR Institutional Partners III LP (the “Selling Stockholders”). The Shares are included in a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”), filed with the Securities and Exchange Commission (the “Commission”) on March 2, 2012 (the “Registration Statement”).

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectus, other than as expressly stated herein with respect to the issue of the Shares.

As such counsel, we have examined matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. In addition, with your consent, we have assumed the genuineness of all signatures or instruments relied upon by us, and the conformity of certified copies submitted to us with the original documents to which such certified copies relate. We are opining herein as to the General Corporation Law of the State of Delaware, and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, the Shares have been duly authorized by all necessary corporate action of the Company, and, when the Registration Statement has been declared effective by order of the Commission and the Shares have been sold and paid for upon the terms and conditions set forth in the Registration Statement, the Shares will be validly issued, fully paid and non-assessable.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to references to our firm in the Prospectus under the heading “Validity of the Securities.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/S/ WACHTELL, LIPTON, ROSEN & KATZ

Wachtell, Lipton, Rosen & Katz